Exhibit 99.1

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG reports record fourth quarter and full-year net sales and adjusted earnings

•	Fourth quarter net sales increased 6 percent

•	Quarterly sales volumes up 4 percent as growth rates in each major region matched or exceeded previous quarter

•	Record fourth quarter adjusted earnings per diluted share from continuing operations of $2.11, up 26 percent year-over-year

•	Comex acquisition contributed to sales and earnings growth

•	Share repurchases totaled $300 million for the fourth quarter, $750 million for the full year 2014

•	Record full-year net sales of $15.4 billion, up 8 percent year-over-year

•	Record full-year adjusted earnings per diluted share from continuing operations of $9.75, up 27 percent year-over-year

•	Cash and short-term investments totaling $1.2 billion at year-end

PITTSBURGH, Jan. 15, 2015 - PPG Industries (NYSE:PPG) today reported fourth quarter 2014 net sales from continuing operations of $3.71 billion, up $207 million, or 6 percent, versus the prior-year figure of $3.5 billion. Net sales in local currencies grew 10 percent year-over-year, with acquisition-related sales contributing about 6 percent and volume growth adding 4 percent. Unfavorable currency translation impacted net sales by 4 percent, or about $130 million.

Fourth quarter 2014 reported net income from continuing operations was $86 million, or 62 cents per diluted share. Fourth quarter 2014 adjusted net income from continuing operations was $293 million, or $2.11 per diluted share. The adjusted figures exclude debt refinancing charges of $200 million after-tax, or $1.44 per diluted share, $36 million after-tax, or 26 cents per diluted share, for transaction-related costs primarily from the Comex acquisition, and the benefit of lower taxes of $29 million, or 21 cents per diluted share, relating to a favorable ruling on a prior-year foreign tax matter. The ongoing tax rate on the adjusted earnings excluding these adjustments was 23.5 percent for the fourth quarter and 23.9 percent for the full year, consistent with the company’s prior guidance.

Fourth quarter 2013 reported net income and earnings per diluted share were $237 million and $1.66, respectively. Adjusted fourth quarter 2013 net income from continuing operations was $240 million with earnings from continuing operations of $1.68 per diluted share, excluding transaction-related costs of $3 million, or 2 cents per diluted share.

“We established new fourth quarter and full-year milestones in sales and adjusted earnings per share from continuing operations,” said Charles E. Bunch, PPG chairman and chief executive officer. “Our strong financial performance, including several consecutive years of at least 20 percent adjusted earnings growth, clearly illustrates the benefits of our active portfolio management, earnings-accretive cash deployment and persistent operational focus.

“For the fourth quarter, our adjusted earnings per share increased by 26 percent supported by growth of at least 10 percent from each reporting segment,” Bunch said. “While overall global economic activity remained modest, our sales volumes improved about 4 percent, with each major region delivering volume growth at or above our third quarter results. This was aided by solid growth in each business in our Industrial Coatings segment, along with continuing sales improvement in aerospace and automotive refinish.

“Strategically, 2014 was another successful and eventful year as we continued to enhance our business portfolio, including completion of the Comex acquisition in the fourth quarter. We are very pleased to now have this high-quality business as part of PPG,” Bunch said. “We also continued our heritage of returning cash to shareholders, with more than $1.1 billion returned for the year through dividends and share repurchases.”

In April, the company raised the per-share dividend by 10 percent. PPG has paid annual dividends for 115 consecutive years, including 43 consecutive years of increased per-share payouts.

“As evidenced by our results, we remain poised to benefit from continuing global growth due to our broad geographic reach and excellent product portfolio, coupled with our previously completed restructuring actions and ongoing cost discipline,” Bunch said. “As we enter 2015, we anticipate growth rates will remain mixed by region, with North American and Asian economies continuing to grow at rates generally consistent with 2014. Our base case assumption is that European growth will remain mixed by country but subdued overall. However, we believe that European economies stand to benefit considerably if oil prices remain at current levels, which may stimulate higher growth in that region.

“From a PPG perspective, we remain focused on new product development, operational excellence and continued opportunities to deploy cash for earnings accretion. Our acquisition pipeline remains active, and share repurchases remain an integral element of our capital allocation strategies. We anticipate deploying $1.5 billion to $2.5 billion of cash in years 2015 and 2016 combined, on acquisitions and share repurchases, with a focus on creating additional shareholder value,” Bunch concluded.

PPG today reported cash and short-term investments totaling $1.2 billion at year-end. The company repurchased $300 million, or about 1.4 million shares, of PPG stock during the quarter. PPG also reported approximate full-year 2014 cash uses as follows: $585 million for capital spending, $360 million for dividends paid, $2.5 billion on acquisitions (including repayment of debt acquired), and $750 million on share repurchases totaling approximately 3.8 million shares.

Fourth Quarter 2014 Reportable Segment Financial Results

•
Performance Coatings segment net sales for the quarter were $2.1 billion, up $184 million, or 10 percent, over the prior-year period. The sales growth was primarily due to acquisition-related gains, including about $175 million of sales from the Comex acquisition that closed in early November. Segment sales volumes improved 2 percent and pricing added 1 percent year-over-year, offset by unfavorable currency translation of 4 percent. Sales growth rates in local currencies improved in all regions, with the rate of growth consistent with or above the third quarter rate. Growth continued in aerospace and automotive refinish, reflecting increased end-use market demand. North American architectural coatings sales grew by low- to mid-single-digit percentages, with results consistent across national accounts and company-owned stores. Architectural coatings - EMEA (Europe, Middle East and Africa) sales volumes were down 2 percent versus an improving sales trend in the prior-year period. Demand in the region remained mixed by country, with certain countries improving while others lagged. Aggregate protective and marine coatings sales also improved, aided by growth in Asia. Segment earnings of $239 million were up $37 million, or 18 percent, as a result of the increase in sales volumes and acquisition-related earnings, including a mid-teens percentage return on sales for the Comex acquisition.

•
Industrial Coatings segment net sales for the quarter were $1.34 billion, increasing $15 million, or 1 percent, year-over-year. Sales volume growth of 5 percent was partly offset by unfavorable currency translation of 4 percent. Automotive original equipment manufacturer (OEM) coatings delivered higher sales volumes in all regions, growing in aggregate by mid- to high-single-digit percentages, which exceeded the global industry growth rate of about 2 percent. The industrial coatings and specialty coatings and materials businesses also delivered higher sales volumes across all major regions, led by volume growth in the U.S. and Canada. Packaging coatings sales volumes grew, including higher European results. Total segment earnings for the quarter were $223 million, up $21 million, or 10 percent, year-over-year as a result of the higher sales and manufacturing cost improvements.

•
Glass segment net sales were $272 million for the quarter, up $8 million, or 3 percent, year-over-year on higher sales volumes and selling prices, partly offset by negative currency translation. Solid flat glass sales volume growth continued, aided by higher demand for value-added products serving residential and non-residential end-use markets. These gains were offset by lower fiber glass volumes, as higher European volumes were offset by weaker volumes in the U.S. due to customer inventory management. Segment earnings were $33 million, up $11 million versus the prior year, due to the higher sales and improved manufacturing utilization and costs.

Full-Year 2014 Financial Results

PPG’s 2014 full-year net sales from continuing operations were $15.4 billion, an increase of 8 percent versus $14.3 billion the prior year. Acquisition-related sales contributed 4 percent year-over-year, supplemented by sales volumes and pricing, which added 4 percent and 1 percent, respectively, and partly offset by unfavorable currency translation of 1 percent. The company’s 2014 full-year reported net income from continuing operations was $1.13 billion, or $8.10 per diluted share, versus $950 million, or $6.55 per diluted share, in 2013. Full-year 2014 adjusted net income from continuing operations was $1.36 billion, or $9.75 per diluted share, versus $1.11 billion, or $7.67 per diluted share, in 2013.

A detailed reconciliation of the reported to the adjusted figures for the fourth quarter and full year is included below.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)
PPG Industries' vision is to continue to be the world’s leading coatings and specialty materials company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Reported net sales in 2014 were $15.4 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, Jan. 15. The company will hold a conference call to review its fourth quarter and full-year 2014 financial performance today at 2 p.m. ET. The dial-in numbers are: in the United States, 877-703-6109; international, +1-857-244-7308; passcode 91616852. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, Jan. 15, beginning at approximately 6 p.m. ET, through Jan. 22, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, +1-617-801-6888;

passcode 95506110. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, Jan. 15, 2015, through Friday, Jan. 15, 2016.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in PPG’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, and the unpredictability of existing and possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the Securities and Exchange Commission does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in PPG’s 2013 Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity. Forward-looking statements speak only as of the date of their initial issuance, and PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG Industries believes investors' understanding of the company's operating performance is enhanced by the disclosure of net income and earnings per diluted share adjusted for nonrecurring charges. PPG's management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per diluted share adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per diluted share may not be comparable to similarly titled measures as reported by other companies.

The following is a reconciliation of reported and adjusted net income and earnings per diluted share for the fourth quarter and full year:

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Fourth Quarter 2014		Fourth Quarter 2013
	$	EPS	$	EPS
Reported net income from continuing operations	$86	$0.62	$237	$1.66
Debt refinancing charge	200	1.44	—	—
Transaction-related costs	36	0.26	3	0.02
Favorable foreign tax ruling	(29)	(0.21)	—	—
Adjusted, excluding nonrecurring items	$293	$2.11	$240	$1.68

	Full Year 2014		Full Year 2013
	$	EPS	$	EPS
Reported net income from continuing operations	$1,133	$8.10	$950	$6.55
Debt refinancing charge	200	1.44	—	—
Increase to legacy environmental reserves	86	0.61	64	0.44
Business restructuring	—	—	73	0.50
Transaction-related costs	42	0.30	24	0.16
Pension settlement costs	5	0.03	13	0.09
Retroactive benefit of U.S. tax law change	—	—	(10)	(0.07)
Favorable foreign tax ruling	(29)	(0.21)	—	—
Gain on asset dispositions	(73)	(0.52)	—	—
Adjusted, excluding nonrecurring items	$1,364	$9.75	$1,114	$7.67

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013

Net sales	$3,707	$3,500	$15,360	$14,265
Cost of sales, exclusive of depreciation and amortization (Note A)	2,165	2,028	8,791	8,314
Selling, R&D and administrative expenses (Note A)	1,058	1,024	4,250	3,949
Depreciation	90	88	350	333
Amortization	33	31	126	119
Interest expense	45	48	187	196
Interest income	(12)	(13)	(50)	(43)
Business restructuring	—	—	—	98
Debt refinancing charge	317	—	317	—
Asbestos settlement - net	3	2	12	11
Other (income)/charges - net (Note B)	(13)	(24)	(39)	62
INCOME BEFORE INCOME TAXES	21	316	1,416	1,226
Income tax (benefit)/expense	(71)	71	259	253
Income from continuing operations, net of income taxes	92	245	1,157	973
(Loss)/income from discontinued operations, net of income taxes	(3)	37	1,002	2,380
Net income attributable to the controlling and noncontrolling interests	89	282	2,159	3,353
Less: Net income attributable to noncontrolling interests	(6)	(28)	(57)	(122)
NET INCOME (ATTRIBUTABLE TO PPG)	$83	$254	$2,102	$3,231

Amounts attributable to PPG:
Income from continuing operations, net of tax	$86	$237	$1,133	$950
(Loss)/income from discontinued operations, net of tax (Note C)	(3)	17	969	2,281
Net income (attributable to PPG)	$83	$254	$2,102	$3,231

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$0.63	$1.68	$8.19	$6.62
(Loss)/income from discontinued operations, net of tax	(0.02)	0.12	7.01	15.91
Net income (attributable to PPG)	$0.61	$1.80	$15.20	$22.53

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$0.62	$1.66	$8.10	$6.55
(Loss)/income from discontinued operations, net of tax	(0.02)	0.12	6.93	15.72
Net income (attributable to PPG)	$0.60	$1.78	$15.03	$22.27

Average shares outstanding	137.3	140.8	138.3	143.4

Average shares outstanding - assuming dilution	138.8	142.6	139.8	145.1

Note A:

Cost of sales, exclusive of depreciation and amortization includes $21 million of flow-through cost of sales for the step-up to fair value of inventory acquired in the Comex acquisition for the three months ended December 31, 2014. For the year ended December 31, 2014, the caption includes $24 million of flow-through cost of sales for the step-up to fair value of inventory acquired during the year. The year ended December 31, 2013 includes $16 million of flow-through cost of sales for the inventory step-up to fair value related to 2013 acquisitions.

Selling, R&D and administrative expenses for the three months and the year ended December 31, 2014 includes transaction-related charges of $17 million and $24 million, respectively. For the three months and the year ended December 31, 2013, the caption includes transaction-related charges of $5 million and $20 million, respectively.

Note B:

Other (income)/charges - net for the three months ended December 31, 2014 includes certain transaction-related costs totaling $14 million. The change in the year ended December 31, 2014 compared to the year ended December 31, 2013 is primarily due to a gain from an equity affiliate's sale of a business line and profit from the sale of a North American flat glass manufacturing facility in 2014, partially offset by higher increases in legacy environmental reserves in 2014.

Note C:

(Loss)/income from discontinued operations, net of tax includes the historical operating results of PPG's former interest in the Transitions Optical joint venture and sunlens business that were sold March 31, 2014. The loss from discontinued operations of $3 million for the three months ended December 31, 2014 is due to a change in estimated taxes related to the divestiture.

The three months and full year ended December 31, 2013 includes the historical operating results of PPG's former interest in the Transitions Optical joint venture and sunlens business as well as PPG's former commodity chemicals business that was separated January 28, 2013.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

The condensed statements of operations include the impact of items that are not expected to recur ("non-recurring items") on a quarterly basis. The tax benefit or expense related to these items is as follows:

	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
($ in millions)

Tax expense on pre-tax earnings from continuing operations includes tax benefits/(expense) related to the following:
Debt refinancing charge	$117	$—	$117	$—
Transaction-related costs	16	2	20	12
Tax benefit from favorable ruling on prior year matter	29	—	29	—
Increase to legacy environmental reserves	—	—	52	37
Asset divestitures	—	—	(43)	—
U.S. pension plan settlement charge	—	—	2	—
Business restructuring	—	—	—	25
U.S. tax law change	—	—	—	10
Canadian pension plan settlement charge	—	—	—	5
Total	$162	$2	$177	$89

Income from discontinued operations, net of income tax includes the following:
Net first quarter gain on divestiture of interest in Transitions Optical joint venture and sunlens business	$—	$—	$946	$—
Net first quarter gain on separation of commodity chemicals business	—	—	—	2,191

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	December 31	December 31
	2014	2013 (b)
Current assets:
Cash and cash equivalents	$686	$1,116
Short-term investments	497	629
Receivables - net	2,820	2,736
Inventories	1,825	1,824
Other	1,027	909
Total current assets	$6,855	$7,214

Current liabilities:
Short-term debt and current portion of long-term debt	$481	$34
Asbestos settlement	821	763
Accounts payable and accrued liabilities	3,559	3,338
Total current liabilities	$4,861	$4,135

Long-term debt	$3,544	$3,372

PPG OPERATING METRICS (unaudited)
($ in millions)
	December 31	December 31
	2014	2013 (b)
Operating Working Capital (a)
Amount	$2,453	$2,643
As a percent of quarter sales, annualized	16.5%	17.8%

(a)	Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) inventories and (3) trade liabilities.

(b)	All 2013 balances include PPG's former interest in the Transitions Optical joint venture and sunlens business which were sold on March 31, 2014.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)	Three Months Ended		Year Ended
	December 31		December 31
	2014	2013	2014	2013

Net sales
Performance Coatings	$2,091	$1,907	$8,698	$7,934
Industrial Coatings	1,344	1,329	5,552	5,264
Glass	272	264	1,110	1,067
TOTAL	$3,707	$3,500	$15,360	$14,265

Segment income
Performance Coatings	$239	$202	$1,205	$1,043
Industrial Coatings	223	202	951	824
Glass	33	22	81	56
TOTAL	495	426	2,237	1,923

Items not allocated to segments
Debt refinancing charge	(317)	—	(317)	—
Transaction-related costs	(52)	(5)	(62)	(36)
Business restructuring	—	—	—	(98)
Legacy items (Note A)	(5)	(9)	(49)	(165)
Interest expense, net of interest income	(33)	(35)	(137)	(153)
Other corporate expense	(67)	(61)	(256)	(245)
INCOME BEFORE INCOME TAXES	$21	$316	$1,416	$1,226

Note A:

The year ended December 31, 2014 includes a pre-tax gain of $116 million for the sale of a North American flat glass manufacturing facility and an equity affiliate's sale of a business line as well as a pre-tax charge of $138 million for an increase to legacy environmental reserves. The year ended December 31, 2013 included pre-tax charges of $101 million for an increase to legacy environmental reserves and $18 million for final settlement of certain legacy Canadian pension plans.

Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges that are considered to be unusual or nonrecurring including the earnings impact of the proposed asbestos settlement. Legacy items also include equity earnings from PPG's approximately 40 percent investment in the former automotive glass and services business.